***  Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.
Exhibit 10.3
FORM OF STORAGE LEASE
(North Propane-Propylene Splitters)
     This is a Storage Lease (the “Lease”) between MONT BELVIEU CAVERNS, LLC with an address at P.O. Box 4324, Houston, Texas 77210-4324 (“Lessor”) and ENTERPRISE PRODUCTS OPERATING L.P., (“Lessee”), with an address at P.O. Box 4324, Houston, Texas 77210-4324.
1. Term; Quantity; Product.
For an initial term commencing January 1, 2007 and ending December 31, 2016 (the “Initial Term”), Lessor leases to Lessee storage space of up to *** barrels of refinery grade propylene (“RGP”) and *** barrels of polymer grade propylene (“PGP”) (collectively referred to as “Product” in this Lease) at Lessor’s underground storage wells, located near Interstate 10 and State Highway 146 at Mont Belvieu, Texas, subject to the terms, provisions, and conditions contained herein. For purposes of this Lease, a “barrel” of Product is equal to 42 U.S. gallons of equivalent liquid volume at 60° Fahrenheit.
Lessee’s RGP is presently stored in well *** and Lessee’s PGP is presently stored in well ***. Each well shall be dedicated for Lessee’s sole use. Lessor reserves the right to designate from time to time which well will be used for the storage of Lessee’s Product; provided, however, to the best of Lessor’s ability such well shall provide as a minimum, the same amount of storage capacity and flow capabilities as the well being replaced, unless otherwise mutually agreed to by the parties. Each such designated well shall then be dedicated for Lessee’s sole use. If it should become necessary for Lessor to move Lessee’s Product to an alternate well, then Lessor shall minimize any disruptions and shall pay for all costs and expenses associated with such move.
Notwithstanding anything to the contrary in this Lease, once every five (5) years (unless otherwise required more often under applicable law, rule, or regulation), Lessor may designate a period of time as it or its contractors may reasonably require to perform a mechanical integrity test (“MIT”) during which Lessor shall have the opportunity to inspect the wells, and to conduct any other operations as may be required by applicable law, rule, or regulation. Accordingly, Lessee shall cause all of its Product to be removed from the well at issue prior to the first day of the MIT. Lessor shall make a reasonable effort to provide Lessee with as much advance notice as possible of the upcoming MIT and the need to empty the subject well, and to coordinate with Lessee (or Lessee’s designated representative) the scheduling of such MIT. Lessor will pay for the costs associated with the MIT. If requested by Lessee, Lessor shall make reasonable efforts, at Lessee’s sole cost, to make alternate storage for Product available to Lessee at the same charges as then being paid to Lessor by its olefin storage customers; provided, however, under no circumstances will Lessor be required to make such alternate storage available unless in Lessor’s sole opinion such alternate storage will not present any hardship on Lessor. Except as
Storage Lease (Enterprise North Propane-Propylene Splitters)

required by applicable law, rule, or regulation, Lessee shall not be required to lease alternate storage for a period exceeding the MIT.
Each twelve (12) month period between January 1 and the following December 31 shall be referred to herein as a “Lease Year”. This Lease shall continue from year to year following the expiration of the Initial Term, unless either party terminates this Lease by giving written notice to the other party at least ninety (90) days prior to the beginning of any ensuing Lease Year.
2. Lessor’s Facilities.
Lessor operates storage wells in which various types of products are stored other than the types of Product covered by this Lease. Lessor’s storage wells are connected to centrally located pipeline header facilities operated by Lessor on its property in the vicinity of said storage wells. All Product delivered by Lessee into or by Lessor out of storage must be delivered by pipeline to such header facilities, and all such deliveries shall be deemed a delivery into or out of storage for the purposes of computing all applicable charges under this Lease. As between Lessor and Lessee, control of Lessor’s facilities will rest exclusively with Lessor.
3. Product Specifications.
Each Product delivered by Lessee into storage or by Lessor from storage must meet the respective specifications set out in Exhibit “A” attached hereto and made a part hereof. Lessor reserves the right to modify, add to, or revise such specifications at any time and from time-to time upon giving not less than thirty (30) days prior written notice.
4. Product Deliveries and Receipts.
It shall be Lessee’s responsibility to make all arrangements necessary to deliver Product for storage and to receive Product from storage at Lessor’s header facilities, and to pay any charges imposed by any party for the collection, transfer, and injection of Lessee’s Product to such header facilities for delivery into storage or from such header facilities for delivery out of storage under this Lease. The flow rates into and out of storage are subject to Lessor’s scheduling and operational restrictions.
5. Delivery Restrictions; Allocation.
If Lessor’s scheduling or operational restrictions will not permit all of the parties (including Lessor) storing any types of products in any of Lessor’s storage wells to deliver or receive the volumes of Product requested, then Lessor may allocate among such parties Lessor’s available flow rates in a fair and equitable manner as determined by Lessor.
6. Commingling; Sampling.
Lessor shall not commingle Lessee’s Product with Product of other parties and will redeliver to Lessee the identical Product received from Lessee. Lessor shall have the right to sample all
Storage Lease (Enterprise North Propane-Propylene Splitters)

Product to be delivered for storage and may refuse to accept delivery of any Product if the Product does not meet the required specifications or, if in Lessor’s opinion, satisfactory control of Product specifications will not be maintained during delivery. At Lessor’s request, Lessee shall provide Lessor access to the Product to be delivered for the purpose of sampling and provide Lessor representative samples of such Product.
7. Product Measurement.
Measurement of Product into and out of storage shall be made in accordance with the procedures and methods set out in Exhibit “B”. All Product gains and losses incurred while the product is under Lessor’s control shall be for the account of Lessee except as noted in Section 13. Lessor guarantees to return to Lessee in accordance with the provisions of this paragraph 7 all Product measured into storage. Lessor shall submit to Lessee monthly stock reports supported with appropriate receiving and shipping information showing movements of Product into and out of storage and the amount of Product remaining in storage.
(a) Carbon Dioxide.
Lessee will not be credited for any volume of carbon dioxide held in storage for Lessee by Lessor.
(b) Percentages.
Any references to percentages herein shall mean liquid volume percent.
8. Title; Risk of Loss.
Title to Lessee’s Product shall remain at all times in Lessee. Notwithstanding the return guarantee set out in paragraph 7 above, Lessor shall be responsible for the loss of or damage to such Product only when and to the extent such loss or damage is caused by the negligence of Lessor, its employees and agents.
9. Storage Fees.
Lessee agrees to pay Lessor for the storage, handling, and services of Lessor an annual rental as set forth in the attached Schedule 1. All minimum rentals are payable in full regardless of whether or not Lessee actually uses the amount of storage made available hereunder. All of Lessee’s Product must be removed from storage no later than the last day of the term of this Lease, subject to the payment of accrued rental and other charges and the other terms, provisions, and conditions of this Lease. The rate for storage of any Product remaining in storage past the last day of the term of this Lease shall be *** per barrel per month or any portion thereof, payable in advance on the first day of each month in the same manner and at the same place as set forth in Section 11.
Storage Lease (Enterprise North Propane-Propylene Splitters)

10. Taxes.
Lessee shall pay all taxes, if any, levied or assessed on the Product stored hereunder. In the event it becomes necessary for Lessor to pay any such tax, Lessee shall immediately reimburse Lessor for such amount upon receipt of notice of payment.
11. Payment Terms.
The total minimum annual rental for storage is payable in equal monthly installments during the term hereof, each of which installments is due and payable in advance by Lessee at Lessor’s address set forth on the face of each invoice on or before the first day of each month.
12. Warehouseman’s Lien.
Lessor shall have a lien on all Product of Lessee stored hereunder to cover any accrued and unpaid amounts payable hereunder and may withhold delivery of any such Product until such accrued and unpaid amounts are paid. If any such amounts remain unpaid for more than thirty (30) days after they accrue, Lessor may sell said Product at a public auction at the offices of Lessor in Houston, Harris County, Texas, on any day not a legal holiday and not less than forty-eight (48) hours after publication of notice in a daily newspaper of general circulation published in Baytown, Texas, said notice giving the time and place of the sale and the quantity and Product to be sold. Lessor may be a bidder and a purchaser at such sale. From the proceeds of such sale, Lessor may pay itself all charges lawfully accruing and all expenses of such sale, and the net balance may be held for whomsoever may be lawfully entitled thereto.
13. Product Losses.
Product is not insured by Lessor against loss or damage however caused, and any insurance thereon must be provided and paid for by Lessee. Lessor’s liability, if any, for loss or damages to the stored Product shall be limited to the market value of Product which shall be equal to the highest USGC contract reference price for the applicable Product as published in the last issue of the month in which the Product was delivered of Chemical Marketing Associates Inc.’s Monomers Market Report, or at Lessor’s option, replacement of such lost or damaged Product in kind.
14. Force Majeure.
Lessor shall not be responsible to Lessee for any loss of Lessee’s Product, for any loss to Lessee resulting from delays in returning Lessee’s Product when requested, or for failure of Lessor to perform its obligations hereunder, due, directly or indirectly, to acts of God or other causes beyond the reasonable control of Lessor including, without limitation, storm; earthquake; accidents; acts of the public enemy; emergency or unplanned scheduling and operational restrictions; rebellion; insurrections; sabotage; invasion; epidemic; strikes; lockouts or other industrial disturbances; war; riot; hurricane; fire; flood; explosion; compliance with acts, rules, regulations, or orders of federal, state, or local government,
Storage Lease (Enterprise North Propane-Propylene Splitters)

any agency thereof or other authority having or purporting to have jurisdiction; mechanical failures or similar causes not due to Lessor’s fault or negligence. The term of this Lease shall not be extended by the duration of any force majeure, nor shall Lessee be excused from making any payment due under this Lease. When claiming force majeure, Lessor shall notify Lessee immediately by telephone, and confirm same in writing, giving reasonable detail regarding the type of force majeure and its estimated duration. The settlement of differences with workers shall be entirely within the Lessor’s discretion.
15. Indemnity.
REGARDLESS OF THE LEGAL THEORY OR THEORIES ALLEGED INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT) OF ANY THIRD PARTY, LESSEE HEREBY AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS LESSOR, ITS PARENT COMPANY, PARTNERS (GENERAL OR LIMITED), MEMBERS, SUBSIDIARIES, AFFILIATES, SUCCESSORS, AND ASSIGNS, INCLUDING ANY OFFICER, DIRECTOR, EMPLOYEE, OR AGENT OF ANY SUCH ENTITY (HEREINAFTER COLLECTIVELY CALLED “INDEMNITEE”) FROM AND AGAINST ANY CLAIM, DEMAND, CAUSE OF ACTION, DAMAGE, FINE, PENALTY, LOSS, JUDGMENT, OR EXPENSE OF ANY KIND OF ANY PARTY (HEREINAFTER COLLECTIVELY CALLED “LIABILITY”), INCLUDING ANY EXPENSES OF LITIGATION, COURT COSTS, AND REASONABLE ATTORNEY’S FEES, RESULTING FROM, ARISING OUT OF, OR CAUSED BY THE DELIVERY OF ANY PRODUCT BY LESSEE OR LESSEE’S AGENT, CONTRACTOR, OR CARRIER WHICH IS CONTAMINATED OR OTHERWISE FAILS TO MEET THE SPECIFICATIONS SET FORTH HEREIN, EXCEPT TO THE EXTENT SUCH LIABILITY IS DIRECTLY CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE.
16. Claims; Limitations.
Notice of claims by Lessee for any liability, loss, damage, or expense arising out of this Lease must be made to Lessor in writing within ninety-one (91) days after the same shall have accrued. Such claims, fully amplified, must be filed with Lessor within said ninety-one (91) days and unless so made and filed, Lessor shall be wholly released and discharged therefrom and shall not be liable therefor in any court of justice. No suit at law or in equity shall be maintained upon any claim unless instituted within two (2) years and one (1) day after the cause of action accrued.
In no event shall Lessor be liable to Lessee for any prospective or speculative profits, or special, indirect, incidental, exemplary, punitive, or consequential damages, whether based upon contract, tort, strict liability, or negligence, or in any other manner arising out of this Lease, and Lessee hereby releases Lessor from any claim therefor.
Storage Lease (Enterprise North Propane-Propylene Splitters)

17. Notice.
All notices, demands, requests, and other communications necessary to be given hereunder shall be in writing and deemed given if personally delivered, forwarded by facsimile (with proof of transmission and answer-back capability), or mailed by either certified mail, return receipt requested, or sent by recognized overnight carrier to the respective party at its address below:
If to Lessor:
Mont Belvieu Caverns, LLC
P.O. Box 4324
Houston, Texas 77210-4324
Attn: Director - Hydrocarbon Storage
Telephone: (713) 381-6554
Fax: (713) 381-6960
If to Lessee:
Enterprise Products Operating L.P.
P.O. Box 4324
Houston, Texas 77210-4324
Attn: Vice President, Petrochemicals
Telephone: (713) 381-6810
Fax: (713) 381-6655
18. Assignment.
Neither party shall assign any portion of its rights or obligations under this Lease without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, either party may assign this Lease to its parent corporation, a wholly-owned subsidiary, to an affiliate, to a successor who acquires all, or substantially all, of the assets of the assigning party, or, if a party hereto is a limited partnership, to one or its limited partners or the members of its general partner, without the consent of the other party, provided that it remains primarily obligated hereunder. This Lease shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
19. Rules and Regulations.
This Lease and the provisions hereof shall be subject to all applicable state and federal laws and to all applicable rules, regulations, orders, and directives of any governmental authority, agency, commission, or regulatory body in connection with any and all matters or things under or incident to this Lease.
20. Entire Agreement.
This Lease embodies the entire agreement between Lessor and Lessee and there are no promises, assurances, terms, conditions, or obligations, whether by precedent or otherwise, other than those
Storage Lease (Enterprise North Propane-Propylene Splitters)

contained herein. No variation, modification, or reformation hereof shall be deemed valid until reduced to writing and signed by the parties hereto.
21. Governing Law.
THIS LEASE AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED, AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.
WITH RESPECT TO ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS (AS APPLICABLE) LOCATED IN HARRIS COUNTY, TEXAS, AND TO ALL COURTS COMPETENT TO HEAR AND DETERMINE APPEALS THEREFROM, AND WAIVES ANY OBJECTIONS THAT A SUIT, ACTION OR PROCEEDING SHOULD BE BROUGHT IN ANOTHER COURT AND ANY OBJECTIONS TO INCONVENIENT FORUM.
THE PARTIES FURTHER AGREE THAT, IN THE EVENT OF A LAWSUIT ARISING OUT OF THE PERFORMANCE OF THIS LEASE, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS REASONABLE ATTORNEYS’ FEES AND COURT COSTS, INCLUDING FEES FOR EXPERT WITNESSES, FOR PROSECUTING OR DEFENDING ANY SUCH LAWSUIT FROM THE PARTY NOT PREVAILING.
22. Other Provisions.
This Lease may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together shall constitute the same agreement.
This Lease shall be construed as jointly drafted by the parties according to the language as a whole and not for or against any party.
In the event one or more of the provisions contained in this Lease shall be held to be invalid or legally unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.
Nothing contained in this Lease shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation, or liability on or with regard to any party.
Storage Lease (Enterprise North Propane-Propylene Splitters)

This Lease is for the sole benefit of the parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other person whomsoever, it being the intention of the parties that no third person shall be deemed a third party beneficiary of this Lease.
23. Default.
A party will be in default if it: (a) breaches this Lease, and the breach is not cured within thirty (30) days after receiving written notice of such default (or alleged default) from the other party specifying the nature of the breach; (b) becomes insolvent; or (c) files or has filed against it a petition in bankruptcy, for reorganization, or for appointment of a receiver or trustee. In the event of default, the non-defaulting party may terminate this Lease upon notice to the defaulting party. For the avoidance of doubt, Lessor’s failure to perform any of the services for any reason other than force majeure will be deemed a breach of this Lease to which subsection (a) of this Section 23 applies.
24. Early Termination.
This Lease may be terminated and canceled by Lessor if not accepted and returned to Lessor by Lessee within fifteen (15) days from the date hereof.
Storage Lease (Enterprise North Propane-Propylene Splitters)

          DATED this                      day of                                          , 2007.

LESSOR

MONT BELVIEU CAVERNS, LLC

BY:

NAME:

TITLE:

LESSEE

ENTERPRISE PRODUCTS OPERATING L.P.

By:	Enterprise Products OLPGP, Inc., its general partner

BY:

NAME:

TITLE:

Storage Lease (Enterprise North Propane-Propylene Splitters)

SCHEDULE 1
STORAGE LEASE
(NORTH PROPANE-PROPYLENE SPLITTERS)
STORAGE FEES.
(A) For the first Lease Year, Lessee shall pay Lessor annual rent at the rate of *** (the “Base Storage Rental Rate”) for the volume leased under this Lease.
Commencing with the first day of the second Lease Year, and on the first day of each subsequent Lease Year, the annual rent shall be adjusted as follows: one-half of the Base Storage Rental Rate shall remain fixed, and one-half shall be revised annually based on a seasonally adjusted implicit price deflator in order to determine a new rental rate known as the “Adjusted Rental Rate.” The Adjusted Rental Rate shall be determined in accordance with the following formula:
*** + [*** X Annual Index / Base Index] = Adjusted Rental Rate
Where:	“Base Index” is the final seasonally adjusted implicit price deflator figure for the calendar year 2005 under the Gross Domestic Product column of the “Implicit Price Deflators for Gross Domestic Product” table (2000=100); and

“Annual Index” is the final seasonally adjusted implicit price deflator figure for the calendar year ending immediately before the Lease Year for which the adjustment is being determined, said figure being in the same column, table and survey as the Base Index.
The Adjusted Rental Rate shall be rounded off to the fourth decimal place and shall become effective on the first day of each Lease Year. In no event will the Adjusted Rental Rate ever be less than the Base Storage Rental Rate.
For example, in calculating the Adjusted Rental Rate, which shall apply under this Lease, assume in the second Lease Year the Base Index is 113.2, and the Annual Index is 115.2. Under these facts the Adjusted Rental Rate would be as follows:
*** + [*** X 115.2/113.2] =
*** + [*** X 1.0177] =
*** + *** = ***
The Adjusted Rental Rate of *** would become effective on the first day of the second Lease Year and would continue until the last day of the second Lease Year, with a new Adjusted Rental Rate to apply starting on the first day of the third Lease Year, and so on.
Storage Lease (Enterprise North Propane-Propylene Splitters)

The “Implicit Price Deflators for Gross Domestic Product” are available in the Survey of Current Business as published monthly by the Bureau of Economic Analysis of the U.S. Department of Commerce. Subscriptions to the Survey of Current Business are maintained by the Government Printing Office, an agency of the U.S. Congress. If said Survey fails to publish a necessary price deflator figure or ceases to be published, any replacement index published by or on behalf of the United States government shall be substituted, and if there is no such substitute index, the parties shall promptly agree on a replacement survey or index or, if they cannot agree, either party shall be entitled to submit the matter of a replacement index to arbitration under the commercial arbitration rules of the American Arbitration Association.
Storage Lease (Enterprise North Propane-Propylene Splitters)

EXHIBIT A
Reissue Date: 2-9-99

ENTERPRISE PRODUCTS OPERATING L.P.

REFINERY GRADE PROPYLENE (P/P MIX)
RECEIPT SPECIFICATIONS

COMPONENT	TEST METHODS	SPECIFICATIONS
Ethane	ASTM D-2163	2.0 Liq. Vol.% max.
Ethylene	ASTM D-2163	1000 ppm wt. max.
Propane	ASTM D-2163	35.0 Liq. Vol.% max.
Propylene	ASTM D-2163	65.0 Liq. Vol.% min.
Butane & Heavier	ASTM D-2163	2.5 Liq. Vol.% max.
Hydrocarbons
H2S	ASTM D-5504	50 ppm wt. max.
Total Sulfur	ASTM D-4045	50 ppm wt. max.
Copper Strip	ASTM D-1838	No. 1
COS	ASTM D-5504	7.0 ppm wt. max.
CO	ASTM D-2504	1.0 ppm wt. max.
CO2	ASTM D-2504	5.0 ppm wt. max.
Water Content	VISUAL	No Free Water
Arsine	Note (1)	200 ppb wt. max.
Methyl Acetylene	ASTM D-2712	4.0 ppm wt. max.
Propadiene	ASTM D-2712	4.0 ppm wt. max.
Methanol	UOP-845	5.0 ppm wt. max.
NOTES ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Storage Lease (Enterprise North Propane-Propylene Splitters)

1.	For Arsine analysis, Enterprise uses stain tubes. Alternately, UOP Method 834-82, a charcoal adsorption/atomic absorption spectrophotometric method may be used.

Specification Committee Approval:	Wayne Mullins		James Gernentz
	Quality Control	Business Management	Operations
Storage Lease (Enterprise North Propane-Propylene Splitters)

EXHIBIT A
Reissue Date : 9-9-99

ENTERPRISE PRODUCTS OPERATING L.P.

POYLMER GRADE PROPYLENE SPECIFICATIONS

COMPONENT	TEST METHODS	SPECIFICATIONS
Propylene	ASTM D-2163	99.5 Mol. % min.

Propane	ASTM D-2163	0.5 Mol. % max.

Total > C5 (Green Oil)	ASTM D-2712	20 ppm Mol. max.

Methane	ASTM D-2712	300 ppm Mol. max.

Ethane	ASTM D-2712	450 ppm Mol. max.

Ethylene	ASTM D-2712	25 ppm Mol. max.

Methyl Acetylene & Propadiene	ASTM D-2712	8 ppm wt. max.

Acetylene	ASTM D-2712	3 ppm wt. max.

Total Butadienes	ASTM D-2712	10 ppm Mol. max.

Total Saturated C4’s	ASTM D-2712	100 ppm Mol. max.

Total Butenes	ASTM D-2712	10 ppm Mol. max.

Hydrogen	ASTM D-2504	1 ppm wt. max.

Oxygen	ASTM D-2504	4 ppm wt. max.

Carbon Monoxide	ASTM D-2504	0.1 ppm wt. max.

Carbon Dioxide	ASTM D-2504	1 ppm wt. max.

Hydrogen Sulfide	ASTM D-5303	0.5 ppm wt. max.

Carbonyl Sulfide	ASTM D-5303	0.043 ppm wt. max.

Total Sulfur	ASTM D-4045	0.5 ppm wt. max.

Arsine	ASTM D-5273	0.043 ppm wt. (1)

Water Content	ASTM D-5273	5 ppm wt. max. (2)
Storage Lease (Enterprise North Propane-Propylene Splitters)

COMPONENT	TEST METHODS	SPECIFICATIONS
Total Oxygenates	ASTM D-5273	5 ppm wt. max. (3)
Ammonia	ASTM D-5273	0.2 ppm wt. max.
Phosphine	ASTM D-5273	0.1 ppm wt. max.
NOTES ON TEST METHODS: Method numbers listed above, beginning with the letter “D,” are American Society for Testing and Materials (ASTM), Standard Test Procedures. The most recent year revision for the procedures will be used.
Storage Lease (Enterprise North Propane-Propylene Splitters)

At present, standard (ASTM) test procedures do not exist for the determination of carbonyl sulfide (COS), sulfur, arsine, water and methanol in propylene.
1.	For arsine, use UOP Method 834-82, a charcoal adsorption/atomic absorption spectrophotometric method. Alternatively, arsine can be extracted from the propylene with a solution of silver diethyldithiocarbamate in pyridine and analyzed by ultraviolet-visible spectrophotometry/stain tubes.
2.	Water content should be determined by LPG adapted Karl Fischer titration or Panamertrics electrode method.
3. Oxygenates content should be determined by water extraction/gas chromatography.

Specification Committee Approval:	Wayne Mullins		James Gernentz
	Quality Control	Business Management	Operations
Storage Lease (Enterprise North Propane-Propylene Splitters)

8/3/05 revision
EXHIBIT “B”
EPOLP MEASUREMENT PROCEDURES
ARTICLE I
METERING EQUIPMENT
Section 1.1 General.
A.	Natural gas liquids or other products delivered or received by EPOLP shall be measured by either volumetric or mass measurement procedures using a turbine or Coriolis meter.
B.	Chemical grade propylene, refinery grade propylene, propane, isobutane, normal butane, commercial butane and natural gasoline shall be measured by mass or volumetric measurement procedures.
C.	Raw mix, ethane, ethane propane mix, and butane gasoline mix shall be measured by mass measurement procedures.
D.	Polymer grade propylene shall be measured utilizing volumetric or mass measurement procedures and API Manual of Petroleum Measurement Standards, (API MPMS) Chapter 11.3.3.2 to determine calculated density and report mass.
E.	The measuring station shall be installed in such a manner that a minimum back-pressure of 50 psig above the product vapor pressure at maximum operating temperature is maintained at all times. Measurement accuracy shall not be impeded by the effects of pulsation created by pumps or other sources.
F.	All equipment employed in metering and sampling shall be approved as to the type, materials of construction, method of installation, and maintenance by all parties involved in the custody transfer of products. Due consideration shall be given to the operating pressure, temperature, and characteristics of the product being measured.
G.	Reference to any API, ASTM, GPA or similar publication shall be deemed to encompass the latest edition, revision or amendments thereof.
Section 1.2 Meters.
A.	Turbine meters shall be installed and operated in accordance with the API MPMS, Chapter 5, Sections 3 and 4. Each meter shall be proven when initially placed into service using a ball or piston-type or small volume prover in accordance with the API MPMS, Chapter 4, and Chapter 12 Section 2.
B.	Coriolis meters shall be installed and operated in accordance with the API MPMS, Chapter 5, Section 6. Each meter shall be proven when initially placed into service using
Storage Lease (Enterprise North Propane-Propylene Splitters)

a ball or piston-type or small volume prover in accordance with the API MPMS, Chapter 4, and Chapter 12, Section 2. The prover will be additionally equipped with a densitometer installed and proved in accordance with the API MPMS, Chapter 14, Section 6. The meter proving shall be an Inferred Mass Proving in accordance with API MPMS, Chapter 5, Section 6.9.1.7.2.
C.	Meter proving frequency shall be in accordance with Section 2.3.C below. The meter shall be proven immediately prior to and after any meter maintenance is performed.
Section 1.3 Densitometers.
A.	Densitometers with frequency output shall be installed and proved in accordance with the API MPMS, Chapter 14, Section 6. The frequency output may be driven directly into a flow computer capable of internally converting frequency to corrected flowing density in gm/cc, or to a separate frequency converter and into the flow computer as a 4-20 ma signal. Proving is to be by entrapping a sample of the flowing stream at system conditions in a double-walled high-pressure vessel known as a pycnometer. The connections for the pycnometer shall be installed in the same manner as those of the densitometer. Thermowells shall be installed to allow monitoring of the inlet and outlet temperatures. Accuracy of the densitometer shall be verified at the time of the meter proving or when accuracy is in question. The accuracy of the densitometer shall be within +/- 0.001 gm/cc over its entire range and repeatable to +/- 0.0005 gm/cc.
B.	For chemical grade propylene measurement utilizing a turbine meter, a calculated density may be used in lieu of a densitometer by using the API MPMS, Chapter 11.3.3.2 method for pure propylene and correcting it for 92 to 96 percent purity by applying a correction factor of 0.9987 to the prover mass volume at each proving.
Section 1.4 Temperature and Pressure Transmitters. Temperature and pressure transmitters shall be verified at the time of the meter proving using a certified thermometer and reference gage respectively to ensure current readings are within +/-0.2 °F and +/- 1.0 psi. A calibration shall be performed every 6 months. All verification and calibration data shall be supplied to the customer. Accuracy of these transmitters shall be +/- 0.05 % of scale.
Section 1.5 Flow Computers. Flow computers shall be capable of accepting turbine pulses from a turbine meter transmitter or mass pulses from a Coriolis meter transmitter and signals from the pressure, temperature and density transmitters. The computer shall convert, as required, and totalize these signals into gross volume, mass, and net volume. For net volume determinations, the computer shall utilize the latest ASTM, API and GPA tables for temperature, pressure and specific gravity corrections that are applicable to the product being measured. The weight of water shall be as provided in the latest version of GPA 2145.
Section 1.6 Composite Sampling Systems. Composite sampling systems shall be installed and operated in accordance with GPA Standard 2174. The composite sampler shall be operated to collect flow-proportional samples only when there is flow through the meter. These samples shall be accumulated in and removed from single-piston cylinders with mixing capability.
Storage Lease (Enterprise North Propane-Propylene Splitters)

ARTICLE II
ACCOUNTING AND MEASUREMENT PROCEDURES
Section 2.1 Custody Transfer Tickets.
A.	EPOLP shall furnish to the customer daily (0700 to 0700) custody transfer tickets unless otherwise provided for by separate agreement, for products measured on a volumetric basis. The ticket shall identify the product and state the net volume in barrels of product measured.
B.	For streams that are measured on a mass basis, custody transfer tickets shall be furnished stating the total mass measured in pounds. Total pounds mass shall then be converted to pounds of each component (if required) based on its weight fraction of the analysis of the product removed from the composite sampler for the same time period in which the mass was totalized. The component pounds shall then be converted to equivalent gallons of each component (if required) utilizing the calculation procedure outlined in GPA Standard 8173. The component density in a vacuum shall be in accordance to GPA Standard 2145. Component gallons shall be further reduced to barrels. Unless otherwise provided for by separate agreement, custody transfer tickets for mass-measured products shall be generated on a weekly or batch basis. An unfinished batch shall be closed out at 0700 hours on the first day of the calendar month, unless otherwise provided for by separate agreement.
Section 2.2 Measurement Basis.
A. Mass Measurement.
1.	Inferred mass measurement shall be accomplished utilizing a flow-proportional composite sampler, turbine meter, densitometer and flow computer to convert gross volumetrically measured barrels using density in gm/cc at flowing conditions to total pounds mass according to the following formula:

TotalPounds = GrossBBLS x MeterFactor x FlowingDensity(gm/cc) x 350.506987
350.506987 is a conversion factor to convert density in gm/cc to pounds /bbl.
For polymer grade propylene the composite sampler and densitometer are not required.
2.	Direct mass measurement shall be accomplished by utilizing a flow-proportional composite sampler, a Coriolis meter, Coriolis transmitter, and a flow computer to convert mass pulses from the Coriolis transmitter into pounds. Measured pounds mass is calculated according to the following formula:
MeasuredMass = MeterPulses x MeterFactor
               KFactor
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For polymer grade propylene the composite sampler is not required.
B.	Volumetric Measurement.
1.	Volumetric measurement shall be accomplished utilizing a flow computer, turbine meter, and temperature and pressure transmitters. A “fixed” specific gravity at 60 [o]F and vapor pressure at 100 [o]F may be entered into the flow computer in the case of “purity” products, if agreed by both parties. Temperature and pressure shall be referenced to the proper API, ASTM and GPA Tables to calculate and totalize net barrels. An optional densitometer and flow-proportional composite sampler may be installed. If a densitometer is installed, the flow computer shall convert the density signal at flowing conditions in gm/cc to specific gravity at 60 [o]F and use GPA TP-15 to determine EVP (Equilibrium Vapor Pressure).

2.	On the basis of laboratory analysis, components of mixed streams may be determined by multiplying the totalized net volume by the liquid volume percent of each component, if so stipulated by contract.
The following shall be utilized by the flow computer to reduce gross barrels to net barrels.

For Temperature Reduction. API/ASTM/GPA Technical Publication TP-25 Table 24E shall be used when measuring propane, isobutane, normal butane, natural gasoline and mixes of the above.

For Pressure Reduction (Compressibility).
a.	API MPMS, 11.2.2 (GPA 8286) shall be used for measuring propane, isobutane, normal butane, and mixes of the above.

b.	API MPMS, 11.2.1 shall be used when measuring natural gasoline.
Temperature and Pressure Correction. API MPMS, 11.3.3.2 Subroutine “PROPYL” shall be used for temperature and pressure correction when measuring propylene and as a ratioed factor based upon propylene content in propane/propylene mix.
Section 2.3 Provings and Tolerances.
A.	Principles. During the proving cycle, turbine pulses (volumetric) from the turbine meter transmitter or mass pulses from the Coriolis transmitter are accumulated. Dividing the accumulated pulses by the prover volume or prover mass generates a “K Factor” in terms of volume or mass, respectively. After the initial proving, this “K Factor” is entered into the flow computer along with a meter correction factor of 1.0000. After subsequent provings, one can choose to adjust the “K Factor” or the meter correction factor. If the choice is made to adjust the “K Factor,” then the meter correction factor remains at 1.0000. If the adjustment is made at the meter correction factor, then the established “K Factor” remains the same. The densitometer factor is entered into the flow computer to
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correct flowing density in gm/cc as determined by results of a pycnometer test. The pycnometer shall be installed so that flow through the vessel shall assure proper purging thus allowing temperature and pressure equalization with the densitometer being proved. Maximum allowable temperature differential between the contents in the pycnometer and the densitometer shall be no greater than +/- 0.2 [o]F. The pressure shall be equal to that of the densitometer at time of removal.
B.	General.
1.	Meter provings, calibration of instruments, and maintenance of measurement equipment shall normally be performed by EPOLP personnel, but these functions may be delegated to responsible third-party contractors under the direction of an EPOLP representative.

2.	A customer’s witness signature does not constitute the approval of the use of out-of-tolerance equipment, but said signature does attest to the validity of the proving report.
C.	Proving Intervals. Each meter shall be proven when initially placed into service. Subsequent provings shall be made every thirty (30) days, unless in accordance with the API MPMS, Chapter 5.3.9.5.2 the consistency of the meter factor, as evidenced in meter factor control charts, may allow the proving interval to be extended to a maximum of 60 days.

D.	Meter Factor.
1.	Volumetric meter proving calculations shall be in accordance with API MPMS, Chapter 12.2. The average of five (5) consecutive prover runs shall be taken to establish an initial or new meter factor, provided that the five (5) proving runs are within 0.0005 (0.05%) of each other and the meter factor is within 0.0025 of the previous meter factor under like operating conditions.

2.	The new meter factor shall be used after each successful proving if it meets the above proving criteria.

3.	If the new meter factor deviates from the previous meter factor under like operating conditions by more than plus or minus 0.0025, then one half (1/2) of the volume measured since the previous proving shall be corrected using the new meter factor. If the time of malfunction can be determined by historical data, then the volume measured since that point in time shall be corrected using the new meter factor. The new meter factor shall not be used to correct volumes measured more than thirty-one (31) days prior to the new proving.

4.	No work shall be performed on the measuring element of a turbine meter without first proving the meter. If any work is performed, a new meter factor shall be established.
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5.	If the new meter factor deviates more than 0.0025 but less than 0.0050 from the previous meter factor, the field representatives of EPOLP and the customer shall determine the corrective action, if any, to be taken.

6.	If the new meter factor deviates 0.0050 or more, the element shall be removed and inspected. If there is build-up on the internals, then the element shall be cleaned and the meter re-proved. If excessive wear is found, then the element shall be repaired or replaced and the meter re-proved to establish a new initial meter factor. After a 24-hour wear-in period, the meter shall be re-proved and if the meter factor changes more than +/- 0.0025 from the new initial meter factor, then one-half (1/2) of the volume measured shall be corrected using the latest meter factor.

7.	The measurement technician shall record all required corrections to measured volumes and shall describe the findings, method of repair, and calculations used in making the correction on the meter proving report. A correction ticket for the amount of the correction shall be issued.
E.	Density Factor. The proving intervals, tolerances, repairs and methods of correction are the same as those provided for in Section 2.3.D above, except that the average of two (2) successive pycnometer provings shall establish product flowing density, provided the two (2) successive provings agree within 0.0005 (0.05%).
Section 2.4 Custody Measurement Station Failure.
A.	If a failure occurs on a custody measurement station or the station is out of service while product is being delivered, then the volume shall be determined or estimated by one of the following methods in the order stated:
1.	By using data recorded by any check measuring equipment that was accurately registering; or

2.	By correcting the error if the percentage error can be ascertained by calibrations, tests, or mathematical calculations; or

3.	By comparison with deliveries made under similar conditions when the measurement station was registering accurately; or

4.	By using historical pipeline gain/loss.
Section 2.5 Sampling Procedures.
A.	Flow proportional composite samples shall be removed from the composite sampler at the same time the meter is read and a custody ticket issued. Samples of finished LPG
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products streams shall be analyzed in accordance with ASTM D-2163 and raw mix stream shall be analyzed by GPA 2186 extended analysis for C6+ streams.
B.	Three samples shall be taken from the composite sampler. One sample shall be retained by EPOLP for analysis, the second sample shall be retained by the customer for analysis, and the third shall be held as a referee. If EPOLP has taken custody, its sample shall be analyzed and the analysis used to account for transfer. If the customer has taken custody, its sample shall be analyzed and the analysis used to account for transfer. If the customer and EPOLP are in disagreement, then the referee sample shall be taken to a mutually agreed upon laboratory which shall analyze the sample in accordance with the proper GPA Standard. This analysis shall be accepted by the customer and EPOLP as final and conclusive for proportions and components contained in the stream. Charges for such referee sample shall be borne by the customer and EPOLP equally.
C.	Referee samples shall be held for a period of thirty (30) days from the date of sampling.
D.	If a malfunction of the sampling occurs resulting in no sample being taken or in an unrepresentative sample being obtained, the following procedure shall be utilized in the order stated.
1.	The sample collected by any on-stream back-up sampling device that has extracted a sample in proportion to the volume delivered shall be used.

2.	An average of the composite samples taken over a mutually agreed time frame {not to exceed the last three (3) months of properly sampled deliveries} shall be used.

3.	Daily grab samples shall to be used for the time in question.
Section 2.6 Definitions.
A.	“Day” shall mean a period of twenty-four (24) consecutive hours commencing at a local time agreed on by all parties involved.
B.	“Gallon” shall mean a United States Gallon of 231 cubic inches of liquid at sixty degrees Fahrenheit (60 [o]F) and at the equilibrium vapor pressure of the liquid.
C. “Barrel” shall mean forty-two (42) United States Gallons.
D.	“EPOLP” shall mean Enterprise Products Operating L.P.
Section 2.7 Technical Publications.
A.	Manual of Petroleum Measurement Standards, American Petroleum Institute, Washington, D.C.:
1.	API Chapter 1, “Definitions.”
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2.	API Chapter 4, “Proving Systems.”

3.	API Chapter 5.3, “Measurement of Liquid Hydrocarbons by Turbine Meters.”

4.	API Chapter 5.4, “Accessory Equipment for Liquid Meters.”

5.	API Chapter 5.6, “Measurement of Liquid Hydrocarbons by Coriolis Meters.”

6.	API Chapter 9.2, “Pressure Hydrometer Test Method for Density or Relative Density.”

7.	API Chapter 11.2.2, “Compressibility Factors for Hydrocarbons: 0.350 — 0.637 Relative Density (60 [o]F/60 oF) and –50 [o]F to 140 [o]F Metering Temperature.”

8.	API 11.2.1, “Compressibility Factors for Hydrocarbons: 0-90[o] API Gravity Range.”

9.	API Chapter 11.3.3.2, “Propylene Compressibility.”

10.	API Chapter 12.2, “Calculation of Liquid Petroleum Quantities.”

11.	API Chapter 14.6, “Continuous Density Measurement.”

12.	API Chapter 14.7, “Standard for Mass Measurement of Natural Gas Liquids.”

13.	API Chapter 14.8, “Liquefied Petroleum Gas Measurement.”

14.	API Chapter 21.2, “Flow Measurement — Electronic Liquid Measurement.”
B.	API/ASTM/GPA Technical Publication TP-25 Table 24E, “Correction of Volume to 60 °F Against Relative Density 60 °F/60 °F.”
C.	ASTM-D-1250 (Table 24), “Volume Corrected to 60 [o]F and equilibrium vapor pressure.”
D.	ASTM-D-2163 “Standard Test Method for Analysis of Liquid Petroleum (LP) Gases and Propene Concentrates by Gas Chromatography.”
E.	GPA Standard 2140, “Liquefied Petroleum Gas Specifications and Test Methods.”
F.	GPA Standard 2145, “Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas.”
G.	GPA Standard 2174, “Method of Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder.”
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H.	GPA Standard 2177, “Method for the Analysis of Demethanized Hydrocarbon Mixtures Containing Nitrogen and Carbon Dioxide by Gas Chromatography.”
I.	GPA Standard 2186, “Method for the Extended Analysis of Hydrocarbon Mixtures Containing Nitrogen and Carbon Dioxide by Temperature Programmed Gas Chromatography.”
J.	GPA Standard 8173, “Method for Converting Natural Gas Liquids and Vapors to Equivalent Liquid Volumes.”
K.	GPA Standard 8182, “Tentative Standard for the Mass Measurement of Natural Gas Liquids.”
L.	References to any API, GPA, ASTM or similar publications shall be deemed to encompass the latest edition, revision or amendment thereof.
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